EXHIBIT 99.1
Final Transcript Conference Call Transcript WOR — Q1 2008 Worthington Industries Earnings Conference Call Event Date/Time: Sep. 26. 2007 / 8:30AM ET

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CORPORATE PARTICIPANTS
Allison Sanders
Worthington Industries — Director, IR
John McConnell
Worthington Industries — Chairman, CEO
John Christie
Worthington Industries — President, CFO
George Stoe
Worthington Industries — EVP, COO
CONFERENCE CALL PARTICIPANTS
Mark Parr
KeyBanc — Analyst
Sal Tharani
Goldman Sachs — Analyst
Tim Hayes
Davenport and Company — Analyst
Kevin Money
Analyst
Michelle Applebaum
Michelle Applebaum Research — Analyst
David Taylor
David P. Taylor & Co. — Analyst
PRESENTATION

Operator
Good morning, everyone, and welcome to the Worthington Industries first quarter earnings results conference call. All participants will be able to listen only until the question-and-answer session of the call. The call is being recorded at the request of Worthington Industries. If there are any objections, you may disconnect at this time. I would like to introduce your first speaker, Ms. Allison Sanders, Director of Investor Relations. Ms. Sanders, you may begin.

Allison Sanders - Worthington Industries — Director, IR
Thank you, Jill, and good morning, everyone. Welcome to our quarterly earnings conference call. Before we begin our presentation, I want to remind everyone that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties which could cause actual results to differ from those suggested. Please refer to the press release for more detail on factors that could cause actual results to differ materially.
For those who are interested in listening to this conference call again, a replay will be available on the home page of our website at www.worthingtonindustries.com. With me in the room are John McConnell, Chairman and Chief Executive Officer; John Christie, President and Chief Financial Officer; George Stoe, Executive Vice President and Chief Operating Officer; and Richard Welch, Controller. John McConnell will begin.

John McConnell - Worthington Industries — Chairman, CEO

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Allison, thank you. Good morning and thank you all for joining us. We do have a lot to review with you this morning. We continue to have excellent performances in both our pressure cylinders segment and our WAVE joint venture. Cylinders’ performance set new first quarter records in both sales and operating income. Across the board, Cylinder President, Harry Goussetis, and all of our pressure cylinder employees have done a great job of identifying and executing on new opportunities. WAVE’s performance, while slightly short of a new record, was excellent, and we salute John [Laprinokis], President of WAVE and his entire team for their efforts.
Now as you know from our earlier release this morning on August — or actually yesterday afternoon, we did not return Dietrich to profitability this quarter, as was our expectation at the time of last quarter’s call. We’ve just applied, we’ve spent much time in our last two calls addressing issues in our metal framing business. They included the markets we serve, the impact of low wood pricing on under four-story buildings, the contraction in the residential markets, and increased competition. All are real issues and challenges, but in George Stoe’s direct involvement over the past four months we’ve uncovered a good deal of fundamental information about how this business was operating. We have concluded at this point that a portion of our market share erosion was within our control and is fixable. We have had concerns around a number of facilities that we operate, low equipment utilization rates, and the associated costs. As you saw yesterday afternoon, we are addressing that issue.
Our steel processing segment experienced continued weakness, largely from soft automotive demand but also markets connected to residential construction are showing softness. In this segment, we are focused on increasing our market share and expanding our margins. Two corporate-led initiatives to reduce our cost and to centralize our purchasing of steel should help expand margins across the board, but will have the largest impact on steel processing. Now let’s turn to John Christie for a review of our financial performance followed by George Stoe with some operating highlights and a focus on Dietrich. John?

John Christie - Worthington Industries — President, CFO
Thank you, John. Good morning, everybody. Our first quarter of fiscal 2008, which ended on August 31, 2007, we reported earnings per share of $0.24. Excluding $0.03 per share in severance-related charges, earnings per share were $0.27 compared to last year’s first quarter record of $0.48 per share. First quarter sales of $759 million were off 3% from the year-ago period. The sales decrease was due to reduced pricing, especially in our metal framing segment. The gross profit margin fell from 15.6% to 10.4%, primarily as a result of a much lower spread between selling prices and raw material costs in our metal framing segment and to a lesser extent in steel processing.
SG&A expense declined $12 million to 7.2% of sales compared to 8.6% last year. A portion of the decrease was due to lower compensation expense, which included a significant profit-sharing component that fell with lower earnings. In addition, approximately $2 million of the decrease was due to specific initiatives that are part of our cost reduction program. Quarterly operating income declined from $55 million to $24 million, excluding the impact of the severance charges.
Operating income does not include $15 million in equity income from six unconsolidated joint ventures, the majority of which comes from WAVE. Equity income declined from a record $18 million earned last year. WAVE’s results remain very strong, although down somewhat from last year’s record. Results in our other automotive-related joint ventures were down from the prior year. As a group, the joint ventures generated $162 million in sales during the first three months corresponding with our first quarter and paid us $15 million in dividends, boosting cash flow. Both interest and miscellaneous expense were relatively unchanged from the prior period. However, income tax expense fell $16 million and represented an effective tax rate of 31.5%, much lower than the 36.7% last year. The lower rate was primarily caused by changes in the composition of earnings from last year, with more income from foreign countries and lower tax states. Our estimated effective tax rate for fiscal 2008 is 31%, excluding audit resolutions that occur in the normal course of events.
Now to the balance sheet. Net total debt was $253 million and our debt-to-capitalization ratio was 27.9% at quarter end. Net debt was down $100 million from the year-ago period, but rose $40 million from year end. Operating cash flow and debt financed $87 million repurchase of 4.2 million shares during the quarter. Period-end shares outstanding were 81 million. Inventory levels are reasonable at 61 days and range from less than 60 days in steel processing to 70 days at metal framing. Both units and dollars in inventory declined around 20% from the year-ago period when they were somewhat elevated. Capital spending was $17 million, in-line with depreciation of $15 million. We expect that CapEx as well as depreciation and amortization expense will approximate $60 million for the year.
Now to speak specifically about first quarter results for each of the three business segments, beginning with steel processing which represents 47% of revenues this quarter. Steel processing’s quarterly sales fell 11% to $356 million, from the $401 million in last year’s first quarter. The decrease was primarily due to reduced volumes, which were off 9%. Weakness in Big 3 automotive production has been well publicized, but our business has also been impacted by lower volumes with several of the major automotive suppliers. Many of these customers have had significant financial difficulties and today are smaller companies than they were in the past. The steel processing sales team has been especially active in

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recent months as they pursue new customers from a variety of nonoperative end markets — non-automotive end markets. They have also expanded their search reach geographically as indicated by our new Mexican and Slovakian steel processing joint ventures. Operating income for steel processing fell to $11 million, excluding severance charges, from $21 million last year. The operating margin declined from 5.2% to 3.1%. The decline was primarily due to lower, narrower spreads between average selling prices and material costs as a result of higher priced inventory in a falling price environment. This contrasts with last year’s first quarter, when the reverse was true.
Turning to our metals framing segment, which reported — which represents about 26% of this quarter’s revenue. First quarter sales of $198 million were down 7% from last year’s August quarter when sales were $212 million. Average selling prices fell 12% as the metal framing sector of the construction industry remain challenged by increased competition and reduced demand. We did increase volumes by 5%, compared to the year-ago time period, but the mix of products sold was less favorable. Volumes increased in many of the lower-margin product lines and decreased significantly in the higher-margin lines, many of which serve the residential housing sector, which has been depressed. As a result, the spread between average selling prices and material costs fell 39%, compared to the year-ago quarter, and we had an operating loss of $7 million, excluding severance charges.
Finally, in our pressure cylinders segment, which represented 18% of total Company revenues, sales for the quarter were up 12% or $15 million from last year due to improved volumes in most of our product lines in North America and Europe. Operating income increased $1 million from last year’s record first quarter results to $18 million and the operating margin was relatively unchanged. Pressure cylinders continues to perform at well above historic levels due to strong markets and changes that we have made in the business through consolidation, geographic expansion, capacity additions, and product line changes. George Stoe will now continue with remarks on our metal framing segment. George?

George Stoe - Worthington Industries — EVP, COO
Thank you, John. As I reported to you at the end of June, I’ve been devoting my full-time efforts to the position of interim President of the metal framing segment and I told you then that my approach would be similar to the one I took with steel processing during that transition that I expected to hand off to a new President, having gained a clearer understanding of the business. I also told you last quarter, after being in this role for about 20 days, that I expected us to return to profitability this quarter. That didn’t occur.
My assessment at the time was a bit premature, as I had not appreciated some of the issues that were, quite frankly, of our own doing. We were failing to live up to our high customer service standards for delivery of our product. We were also experiencing some high turnover numbers in our sales ranks. These issues, along with the hard push on UltraSTEEL, more competitors, and a weaker construction market, produced some turbulence for us with our distributors. However, with the benefit of more than a couple of weeks, I do expect this business segment to continue to improve as we put the right people and the right strategy in place to do that.
I’ve spent a great deal of time with Dietrich’s management team and our Vice President of Sales, John Roberts. John and I have logged many miles to meet our customers. John understands our customers’ needs and is solid in his knowledge of our industry. You’ll recall he came to us from similar industry roles, most recently with Owens Corning, so many of our customers already know him.
We know what the challenges and issues are and we are working through them. The most obvious challenge is the soft market, but in terms of — both in terms of demand and pricing. We continue to see markets with uneven demand in office construction across the country, despite year-over-year increases in that sector. The residential construction downturn has impacted our accessory line of products. While pricing of our products have been somewhat depressed, we anticipate an increase in our raw material costs and we have responded with a price increase of 10% for most products effective October 15. We have seen several of our key competitors follow our lead based upon these anticipated escalating raw material costs.
We are focused on improving the acceptance of UltraSTEEL and we are seeing it. We have been particularly focused on the West Coast, where there are good opportunities for the product. We have renewed efforts around customer service and awareness as we maximize our market leadership position and implement a sales strategy that leverages our product offering and our national distribution capabilities. And like the rest of the Corporation, we’re taking our costs out of the organization. We have zeroed in on our manufacturing process, on delivery, and our footprint.
You saw in our announcement yesterday the consolidation of five facilities. These facilities are in close proximity to other Dietrich locations, so we’d be ramping up our efforts in several of the remaining facilities to ensure that there is no disruption in service to our customers. Ultimately, our goal is to be the low-cost producer and be the market leader in innovation and product development in the metal framing industry. I have full confidence in John Roberts and the management team at Dietrich. I can say that after having spent an intense four months immersed in the daily

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operations. We have challenges to address and we’re dealing with them. While the process may take several quarters, we fully expect metal framing to return as a strong contributor to the Company’s earnings. John, I’ll turn it back to you.

John McConnell - Worthington Industries — Chairman, CEO
George, thank you, and John, thank you. We continue to make positive strides on our internal product development efforts as well. Since assuming leadership less than one year ago of our light gauge metal framing construction efforts, Ralph Roberts has led the organization to profitability for the first time since its inception. Having lost $8 million in fiscal ‘07, this is a significant accomplishment. The significance is magnified, however, in this segment, recently renamed Worthington Integrated Building Systems, or WIBS, because it represents significant growth opportunities we believe have always been present in our metal framing segment. WIBS is comprised of both our mid-rise and our residential construction efforts utilizing our light-gauge metal framing products from Dietrich. Profitability was achieved in both of those efforts this quarter.
Our mid-rise building in China, the only building in China above three stories with hollow wall construction, has recently been approved by the Ministry of Construction and awarded an excellent structure recognition for its efficiency. We’ve also received the endorsement of the Vice Premier that oversees the MOC.
Steelpac, which is focused on metal packaging and racking systems, continued to be profitable and to grow. While specialty racking systems continue to be our mainstay in this business, pallet production remains our large opportunity. Our current trials with Wal-Mart distribution centers of our handmade pallets continues to go very well. Wal-Mart has told their supply network that they have a preference for alternatives to wood pallets and has designated Steelpac as their preferred steel pallet provider.
To go to the next level of market acceptance we have committed additional capital to automate pallet production, which will result in lower cost and significantly increase our production capabilities. This will allow us to provide pallets to a number of customers who are ready to begin trials. All in all, while we face many challenges in our metal framing and steel processing segments, we are confident in our ability to show improved results. In both we are focused on improving our market share and our margins.
Much is in our control and we have exhibited great traction in our efforts to reduce cost. We have already removed more than $11 million in costs with the addition of $9 million estimated out of the release you saw yesterday from the Dietrich closings. That puts us at $20 million. We are confident in our ability to reach our target of an estimated $35 million to $40 million of costs removed from our structure. As a result of these actions, you will continue to see one-time restructuring-related charges each quarter for at least the remainder of fiscal ‘08.
In summary, while current results are not where we’d like them to be, we are confident with our efforts to move our margins and our earnings and, most importantly, our share value to higher levels. At this point we’re happy to take any questions you might have.
QUESTION AND ANSWER

Operator
Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Mark Parr. Sir, you may begin. Your line is open.

Mark Parr - KeyBanc — Analyst
Thanks very much. Hey, John, good morning.

John McConnell - Worthington Industries — Chairman, CEO
Good morning.

Mark Parr - KeyBanc — Analyst

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One question I had related to the steel processing business, what percentage of your contract business is on a monthly index at this point as opposed to annual pricing negotiations?

John McConnell - Worthington Industries — Chairman, CEO
Mark, it’s a number on a percentage basis, I really can’t give you. It’s certainly something that we have out in the marketplace, we continue to talk with our customers and suppliers, but at the moment it’s a very small number of contracts related to index pricing on a longer-term basis.

Mark Parr - KeyBanc — Analyst
Okay. If I could just ask a couple of follow-ups. It looks like the — this GM strike is going to be a relatively short-term occurrence and I may have missed — I got — we had a technical issue on my line in the middle of your comments, so I may have missed this, and if I did, I apologize, but would you expect any impact at all from the steel processing area if the strike is less than two weeks in duration?

John McConnell - Worthington Industries — Chairman, CEO
Well, Mark, as you may have heard this morning, they have announced kind of an agreement.

Mark Parr - KeyBanc — Analyst
I did see that.

John McConnell - Worthington Industries — Chairman, CEO
Back to work so we expect relatively no impact assuming the vote is in favor of the contract.

Mark Parr - KeyBanc — Analyst
That’s helpful. And then I have one question on the metal framing business. The price increase, in the past it seems when you have announced price increases in a relatively meaningful size, that there has been some, call it some preloading of the pipeline that then has to be unwound in subsequent quarters and has reduced the — put it this — it seems to have increased the volatility of returns for the business. Is there any internal recognition of this, and if there is, are you taking any steps to ensure that there’s a more stable earnings progress on a quarterly basis going forward given these recent price increase announcements?

John McConnell - Worthington Industries — Chairman, CEO
Mark, we absolutely have. I’m going to turn this over to George here in one second. But, and like you, we were kind of — well, we were told that exactly what you described was occurring, that people would come in in advance of increases and I think we have discovered some other issues as to why earnings — why orders would pick up at certain times relative to the market that we did control. George?

George Stoe - Worthington Industries — EVP, COO
Mark, I would say this to you, that when we announced the price increase last week, we told our customers at that time that we had specific job quotes in the marketplace that we would honor. We would not accept any additional business that wasn’t already in the pipeline. So we certainly expect that the price increase that we’ve announced for October 15, will see a benefit to us early on.

Mark Parr - KeyBanc — Analyst
Okay. Thank you very much.

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Operator
Our next question comes from Sal Tharani. Sir, your line is open.

Sal Tharani - Goldman Sachs — Analyst
Good morning, guys.

John McConnell - Worthington Industries — Chairman, CEO
Good morning.

Sal Tharani - Goldman Sachs — Analyst
Can you tell us on your metal framing facilities, what utilization rate you guys run those facilities at?

John McConnell - Worthington Industries — Chairman, CEO
They currently run at an average of about 30%. George, you might want to comment further. It depends on the facility, but that’s approximately where we are.

George Stoe - Worthington Industries — EVP, COO
Sal, it really does — as John mentioned, it does depend upon the facility and the particular product line that we’re running, but somewhere between 30 and 40%.

Sal Tharani - Goldman Sachs — Analyst
So combining those facilities shouldn’t be a problem because you have enough room over there to run those?

John McConnell - Worthington Industries — Chairman, CEO
That’s correct. And we will be moving some equipment from the facilities that are closed to other facilities that are either close by to make sure that we don’t have any disruption in service to our customers.

Sal Tharani - Goldman Sachs — Analyst
And the Dietrich facility that you are opening, is that primarily targeted to the auto industry over there?

John McConnell - Worthington Industries — Chairman, CEO
I’m sorry, what was—?

Sal Tharani - Goldman Sachs — Analyst
The procedure in Slovakia.

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John McConnell - Worthington Industries — Chairman, CEO
Class 1 exposed materially.

Sal Tharani - Goldman Sachs — Analyst
Is this something your steel facility?

John McConnell - Worthington Industries — Chairman, CEO
It’s right next door, Sal. It’s on the same property as the U.S. Steel facility.

Sal Tharani - Goldman Sachs — Analyst
And can you identify the rest of the 15 million to 20 million savings you’re going to get besides this $20 million you have identified?

John McConnell - Worthington Industries — Chairman, CEO
Going forward, how do we get to the 35 or 40 from where we are. Is that your question?

Sal Tharani - Goldman Sachs — Analyst
Yes.

John McConnell - Worthington Industries — Chairman, CEO
I’m assuming that’s the question.

Sal Tharani - Goldman Sachs — Analyst
Yes, it is.

John McConnell - Worthington Industries — Chairman, CEO
Okay, I’m sorry. We will do so as we said in a combination of additional facility closures. Largely we’re focused on our administrative overhead and how to get it more efficient and getting work out of the system that we do not need to perform and find more and efficient ways to do it. Largely it will come in head count, but it could have some facility closure left in it as well.

Sal Tharani - Goldman Sachs — Analyst
Should we expect this $55 million of SG&A going forward, which you had this quarter?

John Christie - Worthington Industries — President, CFO
You should expect a little less.

Sal Tharani - Goldman Sachs — Analyst

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Okay. Lastly, on the share buyback, you are getting close to your authorization limitation. Is there any plans for that to increase further?

John Christie - Worthington Industries — President, CFO
We’ll be discussing our stock repurchase strategy at our Board meeting.

Sal Tharani - Goldman Sachs — Analyst
Great. Thank you very much.

John McConnell - Worthington Industries — Chairman, CEO
Sal, just an additional comment on the SG&A question, which I wasn’t — I didn’t hear it quite right, but John gave me an answer. That 55 is down over previous years’ quarter and it will continue to come down, because that is certainly a focal point of our cost efforts.

Operator
We have one final question at this time. (OPERATOR INSTRUCTIONS) Our last question at this time comes from Tim Hayes. Sir, your line is open.

Tim Hayes - Davenport and Company — Analyst
Thank you. Good morning.

John McConnell - Worthington Industries — Chairman, CEO
Good morning.

Tim Hayes - Davenport and Company — Analyst
Another question on the price increase for metal framing. You mentioned that the increase is partly or entirely to cover raw material cost increases. What specifically is going up there. Is it metal or something else?

John McConnell - Worthington Industries — Chairman, CEO
Primarily metal increases that we anticipated, Tim. The suppliers certainly are talking about future increases on steel.

Tim Hayes - Davenport and Company — Analyst
Okay. So this is an increase on anticipated rise in steel prices, not any actuals?

John McConnell - Worthington Industries — Chairman, CEO
Correct.

Tim Hayes - Davenport and Company — Analyst
Okay. And is that the only thing, or is there any raw materials or energy or?

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John McConnell - Worthington Industries — Chairman, CEO
No, it’s primarily the anticipation on what’s happening with steel.

Tim Hayes - Davenport and Company — Analyst
Okay. Thank you.

John McConnell - Worthington Industries — Chairman, CEO
You’re welcome.

Operator
We did have a couple of other questions that did come in. We have a question from [Kevin Money]. Sir, your line is open.

Kevin Money Analyst
Good morning.

John McConnell - Worthington Industries — Chairman, CEO
Good morning.

Kevin Money Analyst
Just wanted to get some additional thoughts on the metal framing business. In particular, on the competitive landscape and what impacts you think the facility consolidation might have on your position there.

John McConnell - Worthington Industries — Chairman, CEO
Well, clearly, when we move from 27 to, what is it now, 23 locations, we still have significantly more than anyone else out there. So I think our competitive position is buying and servicing the markets. As George said, the focus was on certainly those that have facilities in proximity to the ones we are consolidating or closing. We’re going to have to let that sit for a minute. We got through the end of the fiscal year to get this implemented. Look at the impacts, get our service levels up from where they were, which we had not been doing a good job of servicing our customers, and that revolves around a couple of other issues as well, but getting the mind-set and focus, we will do well in servicing our customers going forward and feel good about the position of the Company and then continue to evaluate it from there. George, do you have any other comments you want to add to that?

George Stoe - Worthington Industries — EVP, COO
I don’t think so, John. I think that certainly the price increase is going to be — we believe it’s needed in the marketplace. There are obviously more competitors today than there were a few years ago and we’re still the market leader and intend to continue to be that in the future.

Kevin Money Analyst
Great. Thanks, guys.

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Operator
Our next question comes from Michelle Applebaum. Ma’am, your line is open.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Thank you. Hi.

John McConnell - Worthington Industries — Chairman, CEO
Hello. Good morning.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Good morning. A couple questions. You’ve talked in the past about two things in the steel processing business, goals. One is, you would like to get more involved with the new domestics. Is there a politically correct way to say that now, the transplants?

John McConnell - Worthington Industries — Chairman, CEO
I believe that’s perfectly acceptable.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Okay, thank you. The other is the need for consolidation. Are there opportunities to consolidate on the processing side and what would be potential paths for you to get more involved with the new domestics?

John McConnell - Worthington Industries — Chairman, CEO
On the new domestics, we continue to push every lever we know of out there and largely, probably the biggest one in the short-term is working with our current supply base to see if there are opportunities that we can get involved working with them, with new domestics. But we certainly are direct calling and using one of the places we’ve been successful is actually in the other segments of our businesses. So using the full face of the Company, we do some work at our Gerstenslager location for several of them. Our Steelpac division works very closely with Honda and we continue to drive every direction we can on that front.
In consolidation, Michelle, certainly there are opportunities, none of which we are actively pursuing at the moment. We’re going to continue to focus on the business as it stands, increase our margins, and get share back in this business and look at the business a little more on a broader basis than we have before and make sure that we are — last year, while our cottage consumption was down and our sales, in tons were down last year in ‘07, we also put on 72 net new accounts. So the focus is there, is starting to show up, and we’ll continue down those roads in the steel business.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Did you say you’re going to increase both your margins and your market share?

John McConnell - Worthington Industries — Chairman, CEO
Yes, I did.

Michelle Applebaum - Michelle Applebaum Research — Analyst

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And how do you do that?

John McConnell - Worthington Industries — Chairman, CEO
We do that again with the focus on looking at our markets different. Over the years, I think there’s a clear traceable path of migrating to larger customers and we need to go after smaller ones and I think you’d find that the margins are actually larger with those customers than the larger ones and we intend to take out a bunch of cost to get some of our corporate overhead off of our businesses as well as reduce the cost internally with each business and we’re finding success in that. So, yes, I believe we can do both.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Okay. Then the other question I had was an update on Porter. Is that — did that end up going Steelworkers?

John McConnell - Worthington Industries — Chairman, CEO
Well, we have been negotiating a contract since the initial vote.

Michelle Applebaum - Michelle Applebaum Research — Analyst
That’s almost a year, isn’t it?

John McConnell - Worthington Industries — Chairman, CEO
It is, just past a year. We just have begun to talk in economics. So since the original vote, they’ve been doing language and just moving on to economics.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Okay. So you are going to get a contract there?

John McConnell - Worthington Industries — Chairman, CEO
It’s — we don’t have one at the moment and we continue to negotiate and we’ll see where that goes.

Michelle Applebaum - Michelle Applebaum Research — Analyst
Ok. Thank you.

John McConnell - Worthington Industries — Chairman, CEO
Thank you.

Operator
Our next question comes from David Taylor. Mr. Taylor, your line is open.

David Taylor - David P. Taylor & Co. — Analyst

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Thank you. The $15 million restructuring charge alluded to, I think in the first press release yesterday, that’s a charge that has not yet been taken; is that correct?

John McConnell - Worthington Industries — Chairman, CEO
That is correct.

David Taylor - David P. Taylor & Co. — Analyst
Because there are some charges that kind of look like restructuring charges in the first quarter, but this is going to be in addition to that?

John McConnell - Worthington Industries — Chairman, CEO
That’s correct. Those will all fall in the second quarter related to Dietrich. Actually, not all in the second quarter. It will be spread out between here and the end of the fiscal year as the closures unfold. There were some restructuring charge related to some early retirements and head count reduction that were taken in the first quarter.

David Taylor - David P. Taylor & Co. — Analyst
Okay. And this $15 million is pretax number?

John McConnell - Worthington Industries — Chairman, CEO
Yes.

David Taylor - David P. Taylor & Co. — Analyst
Thank you.

John McConnell - Worthington Industries — Chairman, CEO
Thank you, David. I’m glad to hear from you.

David Taylor - David P. Taylor & Co. — Analyst
Thank you.

Operator
Our next question comes from Mark Parr. Mr. Parr, your line is reopened.

Mark Parr - KeyBanc — Analyst
Thanks very much. John, I was also trying to get a little more discussion around the — call it the recovery or the resuscitation of the steel processing business. I think you’ve done a good job of articulating the goals and I kind of look at the situation. In the past you had a relatively weak steel industry that was willing to cut deals and you had very aggressive customers that — and I think you were able to keep a fair amount of the deals that you were getting and you were also — simultaneously, you were adding a lot of value, with the one past product and some of the other things that you were doing. And you look at the nature of the strip steel or the processed flat rolled market these days and for some reason,

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whereas it seems like most of the other sectors of the flat-rolled market have really picked up earnings momentum and have done a great job over the last three or four years, you’ve been getting down into some of the commodity service center people. It seems like the strip market has somewhat struggled. I would just be curious as to how you think about what the root causes of this are and even if you agree with it or not, and that might create a framework to help us think about things that you might be doing or thinking about doing to really get this business on a stronger course going forward.

John McConnell - Worthington Industries — Chairman, CEO
I think you articulated a number of issues that are absolutely correct as this business goes forward. By the way, I would certainly not use the word resuscitate, because it implies somewhat that it’s dead, it needs to be brought back to life. This is a business that is certainly on a trend that we don’t like and we feel that we can correct that.

Mark Parr - KeyBanc — Analyst
Let me use the word reenergize. How’s that?

John McConnell - Worthington Industries — Chairman, CEO
I love that word much more. On a relative basis — and again, you were focused on the space and I think most of what you said is correct. And in the space of the people who are involved in strip and involved in processing, I think our numbers are — stand on their own. They’re better than anybody else. But we look at this business and we define ourselves as having someplace between 3 and 5% of the market share, of flat-rolled products. Clearly, there’s a lot of room for us to grow and we intend to do that. So that goes back to regaining share with that focus and looking at — I think we also got in the pattern as we got into the strip business and established our cold-roll capabilities in Columbus on the strip side, we’ve quit buying a lot of cold roll or other products, other than the ones we produce ourselves. So again, it’s getting a broader view of the business we’re in than — well, and keep in mind, we had great success as we continue to work with and migrate to larger customers and continue to penetrate better and find new ones. So that migration was understood, but it’s time we reverse that trend. And while we want to keep that business, we’re also going to start putting other customers front and center on the service side.

John Christie - Worthington Industries — President, CFO
Mark, on another point, we’ve talked about the new ERP system we’re putting in steel. They have been burdened over the last really five quarters with a little extra cost.

Mark Parr - KeyBanc — Analyst
Okay.

John Christie - Worthington Industries — President, CFO
Of the implementation. And it is costing them on the margin side, but we hope to complete that by June of 2008, but that is adding a little more burden to them than normal.

Mark Parr - KeyBanc — Analyst
All right. Is that — is that a 50 or a 100-basis point kind of a burden or how — can you quantify that a little bit, John?

John Christie - Worthington Industries — President, CFO
It is somewhere around 100 basis points.

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Mark Parr - KeyBanc — Analyst
All right, terrific. Gentleman, really, good luck with the process. Really looking forward to seeing your upcoming announcements.

John McConnell - Worthington Industries — Chairman, CEO
Thank you.

Operator
And we have one final question. (OPERATOR INSTRUCTIONS) Mr. Sal Tharani has come back in with another question. Sir, your line is reopened.

Sal Tharani - Goldman Sachs — Analyst
Thank you. Can you give us an idea, quantify, what is the tolling mix in your business in metal processing is?

John McConnell - Worthington Industries — Chairman, CEO
It’s about 50/50.

Sal Tharani - Goldman Sachs — Analyst
Okay. And one — I just want to clarify one thing. I think I heard a comment that you are centralizing your steel purchases at the metal processing segment. Is that correct, what I heard?

John McConnell - Worthington Industries — Chairman, CEO
It is almost correct. We are centralizing the purchase of steel for all of our businesses, not just steel processing. We would like to make sure we’re bringing the full face of our buy to each mill every time we’re in front of them.

Sal Tharani - Goldman Sachs — Analyst
Great. George, can you just give us some clarification on the framing business, where you mentioned that the housing industry uses higher quality framing; is that correct?

George Stoe - Worthington Industries — EVP, COO
What I said, Sal, is that there are higher margin products, like corner bead and lath, those kind of things that have really been impacted by the downturn on the residential side of the business. That is obviously a smaller percentage of our business, but it certainly had an impact on the results.

Sal Tharani - Goldman Sachs — Analyst
Great. Thank you very much.

Operator

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(OPERATOR INSTRUCTIONS) Gentlemen, I show no further questions at this time.

John McConnell - Worthington Industries — Chairman, CEO
Thank you very much. Listen, thank all of you for joining us this morning. We had good questions. We are on a journey to improve our operating results and we will be successful in doing so, so be patient with us as you see restructuring charges in the quarters ahead. Much of our future fate is in our hands and we will act accordingly and take the necessary actions to drive our share value forward. So thank you again for joining us. We look forward to talking to you again next quarter or in between. Thank you.

Operator
That does conclude today’s conference call. Thank you all for participating and have a great day.

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